      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 1997

                                                      REGISTRATION NO. 333-36287

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                Amendment No. 1
                                       to

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                             BRAZIL FAST FOOD CORP.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                           13-3688737
   (State or other jurisdiction of                            (I.R.S. Employer
   incorporation or organization)                            Identification No.)

                         ------------------------------

                               PRAIA DO FLAMENGO
                                 200-22o. ANDAR
                                 CEP 22210-030
                             RIO DE JANEIRO, BRAZIL
                                 55-21-556-0424
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                         ------------------------------

                             PETER VAN VOORST VADER
                            CHIEF EXECUTIVE OFFICER
                             BRAZIL FAST FOOD CORP.
                               PRAIA DO FLAMENGO
                                 200-22o. ANDAR
                                 CEP 22210-030
                             RIO DE JANEIRO, BRAZIL
                                 55-21-285-2424
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------
                  COPIES OF ALL COMMUNICATIONS AND NOTICES TO:

                              IRA I. ROXLAND, ESQ.
                                Cooperman Levitt
                         Winikoff Lester & Newman, P.C.
                                800 Third Avenue
                            New York, New York 10022
                              Tel: (212) 688-7000
                              Fax: (212) 755-2839

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time after the effective date of this Registration Statement as the Selling Stockholders shall determine.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

===========================================================================================================================
                                                      CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
            TITLE OF EACH CLASS                                    PROPOSED MAXIMUM    PROPOSED MAXIMUM
            OF SECURITIES TO BE                  AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
                 REGISTERED                       REGISTERED          PER SHARE*            PRICE*         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.0001
  par value.................................    1,500,000 shs.           $3.00             $4,500,000         $1,363.64
===========================================================================================================================

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
                         ------------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

      Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

                               ------------------

   Subject to Completion - Preliminary Prospectus dated September 26, 1997

                               ------------------

                               1,500,000 SHARES

                             BRAZIL FAST FOOD CORP.

                                  COMMON STOCK
                               ------------------

    This Prospectus relates to 1,500,000 shares of common stock, par value $0.0001 per share (the "Common Stock"), of Brazil Fast Food Corp. (the "Company"), which shares are being offered for sale by the person named herein under the caption "Selling Stockholder" (the "Selling Stockholder"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. See "Selling Stockholder."

    The Common Stock is quoted on The Nasdaq SmallCap Market (the "NASDAQ-SCM") under the symbol "BOBS." On September 23, 1997, the last sale price of the Common Stock as reported by the NASDAQ-SCM was $2-1/8 per share.

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON P. 6 OF THIS PROSPECTUS.

                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

    The Selling Stockholder, or its pledgees, donees, transferees or other successors, may sell the Common Stock in any of three ways: (i) through broker-dealers; (ii) through agents or (iii) directly to one or more purchasers. The distribution of the Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) in the over-the-counter market, or (B) in transactions otherwise than in the over-the-counter market. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholder may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or commissions from purchasers of the Common Stock for whom they may act as agent (which discounts, concessions or commissions will not exceed those customary in the types of transactions involved). The Selling Stockholder and any broker-dealers or agents that participate in the distribution of the Common Stock might be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act").

    The Company has agreed to bear all expenses (other than selling discounts, concessions and commissions) in connection with the registration and sale of the Common Stock being offered by the Selling Stockholder. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act.

    The Common Stock being offered hereby by the Selling Stockholder has not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Common Stock should confirm the registration thereof under the securities law of the state in which such transactions occur, or the existence of any exemption from registration.

                            ------------------------
               THE DATE OF THIS PROSPECTUS IS SEPTEMBER   , 1997

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, all reports filed by the Company via the Commission's Electronic Data Gathering and Retrieval System (EDGAR) can be obtained from the Commission's Internet website located at www.sec.gov.

    The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, copies of which can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

                               TABLE OF CONTENTS

The Company............................................................    3
Risk Factors...........................................................    6
Incorporation of Certain Documents by Reference........................   10
Selling Stockholder....................................................   11
Legal Opinion..........................................................   13
Experts................................................................   13


    No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus or incorporated by reference to this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent to its date.

                                  THE COMPANY

    Unless otherwise specified, all references in this Prospectus to (i) "reais," the "real" or "R$" are to the Brazilian real (singular), or to the Brazilian reais (plural), the legal currency of Brazil, and (ii) "U.S. dollars" or "$" are to United States dollars. All amounts in Brazilian currencies which existed prior to the adoption of the real as the Brazilian national currency on July 1, 1994 have been restated in reais in this Prospectus. Unless otherwise specified, all financial statements and other financial information either presented herein or incorporated herein by reference are in accordance with generally accepted accounting principles in the United States ("U.S. GAAP").

GENERAL

    Brazil Fast Food Corp. (the "Company"), through its wholly-owned subsidiary, Venbo Comercio de Alimentos Ltda. ("Venbo"), a Brazilian limited liability company which conducts business under the tradename "Bob's", owns and, directly and through franchisees, operates the second largest chain of hamburger fast food restaurants in Brazil.

BUSINESS COMBINATION WITH "BLANK CHECK" COMPANY

    The Company, formerly known as Trinity Americas Inc. ("Trinity"), was incorporated in the State of Delaware in September 1992. The executive offices of the Company are located at Praia do Flamengo, 200-220. Andar, CEP 22210-030, Rio de Janeiro, Brazil; its telephone number is 55 21 556-0424.

    Trinity was formed in September 1992 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other similar business combination (a "Business Combination") with an operating business (an "Acquired Business") located in Latin America, primarily in Argentina, Brazil, Chile or Mexico (the "Target Countries").

ACQUISITION OF "BOB'S"

    In February 1994, Trinity successfully consummated an initial public offering of its equity securities (the "IPO") from which it derived net proceeds of approximately $9,600,000. Of such proceeds, approximately $8,800,000 was deposited in a trust account (the "Trust Account") pending the consummation of a Business Combination, which occurred on March 19, 1996 as described below, at which time such proceeds, including interest earned thereon (approximately $9,900,000), were released to Trinity. The balance of such net proceeds, which were not required to be deposited in the Trust Account, were used to pay Trinity's IPO offering expenses, to pay Trinity's operating expenses subsequent to the IPO, including expenses attendant to the evaluation of prospective Acquired Businesses, and to partially defray professional fees and other expenses incurred by Trinity in connection with the Acquisition (as hereinafter defined).

    On March 19, 1996 (the "Closing"), Trinity acquired all the outstanding quotas (shares of capital stock) of Venbo from Bob's Industria e Comercio Ltda. ("BIEC") and Arnaldo Bisoni ("Bisoni") for $19,200,000 (the "Purchase Price"), of which $16,700,000 was paid in cash at the Closing (inclusive of a $100,000 prepayment in October 1995), with the balance of $2,500,000 payable with interest at the rate of 1- 1/8% per annum over LIBOR due 720 days from the Closing, with payment to be assured by a guarantee of Banco Bradesco S.A. In addition, Trinity acquired all of the trademarks relating to Venbo's business from Vendex International N.V., an affiliate of both BIEC and Bisoni, for $1,800,000 (the "Trademarks Purchase Price"), payable to BIEC with interest at the rate of 6- 7/8% per annum in monthly installments equal to 4% of Venbo's net sales for each immediately preceding month. Trinity's acquisition of the quotas and trademarks is hereinafter referred to as the "Acquisition."

    At the Closing, Trinity issued 1,046,422 shares of its Common Stock to Shampi Investments A.E.C. ("Shampi) in exchange for the assignment by Shampi to Trinity of Shampi's right to acquire the outstanding quotas of Venbo. These shares have been pledged as collateral security for Trinity's payment of the Trademarks Purchase Price.

    In order to raise sufficient cash to complete the Acquisition and to fund Trinity's subsequent expansion strategy, Trinity sold 3,115,701 shares of its Common Stock to new investors in a private transaction (the "Initial Private Placement") at $3.20 per share, resulting in net proceeds to Trinity of approximately $10,000,000. The participants in the Initial Private Placement were domestic, European and Latin American financial institutions and private investors, all of whom were "accredited" (as such term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and in the rules promulgated thereunder).

    Funding of the cash portion of the Purchase Price was derived from the following sources: (i) approximately $9,900,000 from the funds held in the Trust Account; (ii) $4,000,000 from a Brazilian subsidiary of Coca-Cola, which was paid to the Company concurrently with the consummation of the Acquisition, in consideration for Coca-Cola products being designated the exclusive soft drink products for all of the Company's restaurants for a ten-year term and for the Company's agreement to participate at its own expense in joint promotions and marketing programs with Coca-Cola during such term; and (iii) $2,800,000 from the net proceeds of the Initial Private Placement.

    As a result of the Acquisition and the Initial Private Placement: (i) Venbo became a wholly-owned subsidiary of the Company, (ii) Shampi and the investors in the Initial Private Placement, collectively, acquired an approximately 58.4% equity interest in the Company, (iii) designees of Shampi constituted three of the five members of the Company's Board of Directors, and (iv) the Company's name was changed to "Brazil Fast Food Corp."

RECENT DEVELOPMENTS

    MR. THEO ACQUISITION

    On June 10, 1996, the Company acquired all of the outstanding capital shares (quotas) of, respectively, Bigburger Sao Paulo Lanchonetes Ltda. and Bigburger Goiania Lanchonetes Ltda., each a Brazilian corporation (collectively, the "Mr. Theo Companies"), from Rucker Holdings Corporation, a non-affiliated British Virgin Islands corporation, for (i) $250,000 (paid in Brazilian reais) and (ii) 510,000 shares of the Company's Common Stock.

    The Mr. Theo Companies owned and operated 8 "Mr. Theo" hamburger fast food restaurants in Sao Paulo and Goiania, Brazil. All of these, including one outlet purchased by a Company franchisee, have been rebranded and are now operating under the Company's "Bob's" tradename.

    BIGBURGER ACQUISITION

    On July 24, 1996, the Company completed the acquisition of the hamburger fast food restaurant assets of each of BigBurger Ltda. and five of its affiliated Brazilian companies (collectively, "BigBurger") from a non-affiliated person for 1,520,000 shares of the Company's Common Stock. Of the shares issued to BigBurger Ltda., 228,000 shares have been pledged in favor of the Company as collateral security for the transfer of the operating leases to be released and an additional 228,000 shares have been pledged in favor of the Company as collateral security for the truth and accuracy of the several representations and warrants by BigBurger in the Acquisition Agreement.

    BigBurger owned and operated 27 "BigBurger" hamburger fast food restaurant outlets (inclusive of outlets operated by franchises) in nine Brazilian States. All of these outlets have been rebranded and all but one are currently operating under the Company's "Bob's" tradename. This remaining former "BigBurger" outlet is temporarily closed pending a site relocation.

    The Mr. Theo and BigBurger acquisitions, together with the Company's direct expansion efforts and franchising activities, have increased the number of "Bob's" hamburger fast food retail outlets (including kiosks and moveable trailers) to 129 as of June 30, 1997. Of these 129 outlets, 87 were owned by the Company and the balance by franchisees.

    PRIVATE PLACEMENTS

    In order to fund the cost of an accelerated program for modernizing and upgrading the appearance of its newly acquired and existing hamburger fast food retail outlets, the Company in August 1996 raised approximately $4,850,000 in net proceeds from the sale to new investors in a private transaction of 621,250 units at a price of $8.00 per unit, each unit consisting of two shares of common stock and one common stock purchase warrant (the "Second Private Placement"). The participants in the Second Private Placement were domestic, European and Latin American financial institutions and private investors, all of whom were "accredited" (as such term is defined in the Securities Act and in the rules promulgated thereunder).

    During the first four months of 1997, the Company sold an aggregate of 400,000 shares of its Common Stock in unrelated transactions to two Brazilian banks and one European institution, respectively (collectively, the "1997 Private Placements"), from which the Company derived net proceeds of $1,210,000.

    Effective August 11, 1997, AIG Latin America Equity Partners, Ltd. ("AIGLAEP") purchased 1,500,000 shares of the Company's Common Stock and five-year warrants to purchase 250,000 shares of the Company's Common Stock at an initial exercise price of $4.00 per share for an aggregate purchase price of $4,500,000 (the "AIGLAEP Private Placement").

    The Company relied upon the provisions of Section 4(2) of the Securities Act and Regulation D promulgated thereunder as the bases upon which the Second Private Placement, the 1997 Private Placements and the AIGLAEP Private Placement, respectively, were exempt from registration under the Securities Act.

                                  RISK FACTORS

    An investment in the securities offered hereby involves certain risks. Prospective investors should carefully consider the following factors, in addition to the other information contained in this Prospectus, before making an investment decision.

RISKS RELATING TO OPERATIONS

    OPERATING LOSSES

    For the six months ended June 30, 1997 and the year ended December 31, 1996, the Company incurred net losses of R$2,831,000 and R$5,153,000, respectively. There can be no assurance that the Company's future operations will be profitable.

    COMPETITION

    The restaurant industry, and particularly the fast food segment, is highly competitive with respect to price, service, food quality (including taste, freshness, healthfulness and nutritional value) and location. The Company and its franchisees face competition from a broad range of other restaurants and food service establishments. These competitors include international, national and local fast food chains. The Company's most significant competitor is McDonald's, whose restaurants offer food products similar to those offered by Bob's restaurants, at comparable prices. Several international and local competitors are also present in the Brazilian fast food market, including Arby's, Subway, Pizza Hut and Kentucky Fried Chicken. A significant Brazilian fast food competitor is Habbib's, which offers Middle Eastern food at its 72 stores. McDonald's, in particular, has vastly greater over-all financial and other resources than the Company.

    The fast food industry is characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. In recent years, numerous companies in the fast food industry have introduced products positioned to capitalize on growing consumer preference for food products that are, or are perceived to be, healthful, nutritious, low in calories and low in fat content. It can be expected that the Company will be subject to increasing competition from companies whose products or marketing strategies address these consumer preferences. There can be no assurance that consumers will continue to regard Bob's products as sufficiently distinguishable from competitive products, that substantially equivalent products will not be introduced by the Company's other competitors or that the Company will be able to compete successfully.

    CERTAIN FACTORS AFFECTING THE FAST FOOD RESTAURANT INDUSTRY

    In order to remain competitive, the Company is required to respond to changing consumer preferences, tastes and eating habits, increases in food and labor costs and national, regional and local economic conditions. Many companies internationally have adopted "value pricing" strategies. Such strategies could have the effect of drawing customers away from companies that do not engage in discount pricing and could also negatively impact the operating margins of competitors that do attempt to match competitors' price reductions. Continuing or sustained price discounting in the fast food industry could have an adverse effect on the Company. In addition, after investing resources in the training of its employees, the Company faces pressure from competitors who may try to hire such employees after they have been trained by the Company.

    RISKS ATTENDANT TO FRANCHISE EXPANSION

    The Company's growth strategy is substantially dependent upon its ability to attract, retain and contract with qualified franchisees and the ability of these franchisees to open and operate their restaurants successfully. In addition, the Company's continued growth will depend in part on the ability of existing and future franchisees to obtain sufficient financing or investment capital to meet their market development obligations. If the Company experiences difficulty in contracting with qualified franchisees, if franchisees are unable to meet their development obligations or if franchisees are unable to operate their restaurants profitably, then the Company's future operating results could be adversely affected.

    GOVERNMENT REGULATION

    The Company and its franchisees are subject to regulatory provisions relating to the wholesomeness of food, sanitation, health, safety, fire, land use and environmental standards. Suspension of certain licenses or approvals due to failure to comply with applicable regulations or otherwise, could interrupt the operations of the affected restaurant. The Company and its franchisees are also subject to Brazilian federal labor codes establishing minimum wages and regulating overtime and working conditions. Changes in such codes could result in increased labor costs that could adversely impact future operating results. A Brazilian federal franchising law, enacted in December 1994, requires a franchisor to furnish a written offering statement to each perspective franchisee prior to consummation of the sale of a franchise, containing (i) the franchisor's background; (ii) the duties and responsibilities of each of the franchisor and franchisee; (iii) all fees payable by the franchisee to the franchisor; and (iv) information with respect to the operations and profitability of prior franchisees of the franchisor. Such offering statement is not required to be reviewed by, or filed with any governmental agency. The franchise law also delineates the respective legal rights, primarily rights of action, of the franchisor and franchisee. Should any further laws applicable to franchise relationships and operations be enacted, the Company is unable to predict their effect on its operations.

    DEPENDENCE ON KEY PERSONNEL

    Management believes that the Company's future success will depend in significant part upon the continued service of certain key personnel (principally Peter van Voorst Vader and Rogerio Carlos Lamin Braz, the Chief Executive Officer and the President, respectively, of both the Company and Venbo), and upon the Company's ability to attract and retain highly qualified managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain its existing key managerial personnel or that it can attract and retain such employees in the future. The loss of key personnel or the inability to hire or retain qualified personnel in the future could have a material adverse effect upon the Company's results of operations. The Company has entered into three year employment agreements with each of Messrs. van Voorst Vader and Braz.

RISKS RELATING TO BRAZIL

    CHANGE OF ECONOMIC ENVIRONMENT

    In March 1994 the Brazilian government commenced a new economic stabilization plan, known as the "REAL Plan". Pursuant to the REAL Plan, the government (a) implemented a tax and public spending reform program designed to reduce public expenditures and to improve the collection of tax revenues, (b) announced the continuation of a privatization program and (c) on July 1, 1994, introduced a new currency, known as the REAL, to replace the CRUZEIRO REAL.

    The REAL Plan has resulted in substantial reduction in Brazil's rate of inflation, which has declined from 2,489.11% per annum in 1993 to 929.32% per annum in 1994 to 22.5% per annum in 1995 to 9.2% per annum in 1996, respectively.

    Despite the success to date of the REAL Plan in reducing substantially prevailing inflation levels in Brazil, there can be no assurance that this economic program will be any more successful than previous programs in reducing inflation over the long term. Accordingly, periods of substantial inflation may in the future once again have significant adverse effects on the Brazilian economy, on the value of the REAL and on the Company's financial condition, results of operations and business prospects.

    CURRENCY FLUCTUATIONS

    Fluctuations in the exchange rates between the Brazilian currency and the U.S. Dollar will affect the Company's operations. Brazil has historically experienced generally unpredictable currency devaluations for many years. Although the exchange rate between the REAL and the U.S. Dollar has been relatively stable since July 1994, compared to prior periods, the potential for future devaluation or volatility continues to persist.

    POLITICAL AND CONSTITUTIONAL UNCERTAINTY

    The Brazilian political scene has been marked by high levels of uncertainty since the country returned to civilian rule in 1985 after 20 years of military government. The death of a President-elect and the impeachment of another President, as well as frequent turnovers at and immediately below the cabinet level, particularly in the economic area, have contributed to the absence of a coherent and consistent policy to confront Brazil's economic problems. While the free market and liberalization measures of recent years have enjoyed broad political and public support, some important political factions remain opposed to significant elements of the reform program, including, in particular, the Workers' Party, headed by Mr. Luiz Inacio Lula da Silva, the runner-up in the 1989 Presidential elections and a candidate in the Presidential elections held on October 3, 1994. Mr. Fernando Henrique Cardoso, the former Finance Minister, was elected as the new President and took office on January 1, 1995 for a four year term. Legislation to amend Brazil's constitution to permit Mr. Cardoso to stand for re-election to a second four year term was recently introduced and passed in both Houses of Brazil's Bicameral Legislature. Mr. Cardoso is expected to continue to pursue the adoption of free market and economic liberalization measures similar to those undertaken in recent years, although there can be no assurance that such measures will be adopted or, if adopted, that they will be successful.

    CONTROLS ON FOREIGN INVESTMENTS

    Brazil generally requires governmental approval for the repatriation of capital and income by foreign investors. Although such approvals are usually given, there can be no assurance that such approvals will be forthcoming in the future. In addition, the government may impose temporary restrictions on foreign capital remittances abroad, if there is a deterioration in the balance of payments or for other reasons. The Company could be adversely affected by delays in, or a refusal to grant, any required governmental approval for repatriation of capital from Venbo. There can be no assurance that additional or different restrictions or adverse policies applicable to Venbo will not be imposed in the future, or as to the duration or impact of any such restrictions or policies.

    ACCOUNTING REPORTING STANDARDS

    Companies in Brazil are subject to accounting, auditing and financial standards and requirements that differ, in some cases significantly, from those applicable to companies in the United States. In particular, inflation accounting rules may require for both tax and accounting purposes that certain assets and liabilities be restated using an index established by the government in order to express such items in terms of currency of constant purchasing power. However, the official index for price level restatement varies from year to year and may more accurately reflect actual inflation rates in one year than in another year. Consequently, the financial statements of Venbo included in this Prospectus, expressed in REAIS although prepared in accordance with U.S. GAAP, may not accurately reflect all inflationary distortions in such financial statements.

RISKS RELATING TO THE COMPANY GENERALLY

    IMPACT ON MARKET PRICE RESULTING FROM SUBSTANTIAL NUMBER OF SHARES ELIGIBLE
     FOR FUTURE SALE

    There are currently 1,115,000 shares of the Company's Common Stock that are "restricted securities", as such term is defined in Rule 144, promulgated under the Securities Act ("Rule 144"). Of such 1,115,000 shares, 225,556 shares are beneficially owned by Lawrence Burstein, a director of the Company. Under Rule 144, a holder of restricted securities, after the completion of a one year holding period (two years in the case of an affiliate of an issuer, such as Mr. Burstein, may every three months, sell, in ordinary brokerage transactions or in transactions directly with a market maker, an amount equal to the greater of one percent of the issuer's outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale.

    An additional 1,750,000 shares of the Company's Common Stock, being, respectively, 1,500,000 shares issued to AIGLAEP and 250,000 shares issuable upon exercise of the warrants sold to AIGLAEP in the AIGLAEP Private Placement, pursuant to contractual obligation, have been included in a registration statement under the Securities Act of which this Prospectus is a part, and will become eligible for sale as of the date of this Prospectus.

    In addition, there are also outstanding options and warrants to purchase approximately 5,804,250 shares (inclusive of 510,000 shares issuable upon exercise of warrants held by the underwriters of the IPO).

    The sale of any of these shares could have an adverse effect on the future market price of the Company's Common Stock.

    INFLUENCE OF CERTAIN STOCKHOLDERS

    Mr. Burstein, together with Barry L. Goldin, John Cattier and Barry W. Ridings, each formerly an officer and/or Director of Trinity (collectively, The "Affiliated Trinity Stockholders"), Shampi, BigBurger and AIGLAEP, collectively, own approximately 36.18% of the currently outstanding shares of the Company's Common Stock, and, as a consequence of such ownership and the agreements referred to below, are able to influence the election of the Company's Board and thereby influence or direct the policies of the Company. Following consummation of the BigBurger Acquisition, the Affiliated Trinity Stockholders and Shampi entered into a voting agreement with BigBurger. Subject to certain exceptions, the voting agreement provides that there shall be not less than six directors of the Company and Shampi shall have the right to designate three of such directors, the Affiliated Trinity Stockholders shall have the right to designate two of such directors and BigBurger shall have the right to designate one of such directors. All parties to the voting agreement agreed to vote all of their shares of the Company's Common Stock in favor of the nominees for director designated in accordance with the foregoing provisions. Pursuant to the terms of a stockholder's agreement between AIGLAEP, the Company, the Affiliated Trinity Stockholders, Shampi, BigBurger and certain other stockholders of the Company, entered into concurrently with the consummation of the AIGLAEP Private Placement, AIGLAEP and certain of its transferees have the right to nominate one member of the Company's Board of Directors, and have the right to nominate additional directors which, under certain circumstances may enable AIGLAEP to nominate directors constituting a majority of the Company's Board of Directors (through an expansion of the Board and the filling of vacancies created by the resignation of certain directors serving at such time) if the Company does not attain certain operating goals. All parties to the stockholders' agreement have agreed to take any and all action, including voting their respective shares of the Company's Common Stock, to cause the nominee(s) designated by AIGLAEP to be elected to the Board.

    NO DIVIDENDS

    The Company has never paid cash dividends on its Common Stock, and the Company does not anticipate paying cash dividends in the foreseeable future. The Company intends to reinvest any funds that might otherwise be available for the payment of dividends in further development of its business.

    POSSIBLE VOLATILITY OF STOCK PRICE

    The fast food market is highly competitive. Announcements by competitors of their commencement or intention to commence operations or to open additional stores in Brazil could cause the market price of the Company's Common Stock to fluctuate substantially. Broad market fluctuations, earnings and other announcements of other companies, general economic conditions or other matters unrelated to the Company and outside its control also could affect the market price of the Company's Common Stock.

    POTENTIAL EFFECTS OF "PENNY STOCK" RULES

    The market price of the Company's Common Stock as of the date of its Prospectus is less than $5.00 per share. If at a future date the Common Stock was to be delisted from trading on the NASDAQ-SCM, trading in the Common Stock might also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any equity security not quoted on the NASDAQ-SCM with a price of less than $5.00). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Common Stock, which could severely limit the liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Incorporated herein by reference are the following documents filed by the Company with the Commission (File No. 0-23278) under the Exchange Act:

    (a) The Company's Annual Report on Form 10-K/A-1 for its fiscal year ended December 31, 1996 filed April 15, 1997 and amended on August 4, 1997 ("the 1996 10-K Report");

    (b) The Company's Quarterly Report on Form 10-Q/A-1 for the three months ended March 31, 1997 filed May 20, 1997 and amended on June 3, 1997;


    (c) The Company's Current Report on Form 8-K/A-2 filed August 7, 1996 and amended on October 7, 1996 and August 4, 1997, respectively;

    (d) The Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1997, as filed on August 19, 1997;

    (e) The Company's Current Report on Form 8-K dated August 29, 1997, filed on that date; and

    (f) The Company's Registration Statement on Form 8-A (File No. 0-23278) for a description of the Common Stock.

    All documents filed by the Company with the Commission pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent hereto, but prior to the termination of this offering, shall be deemed to be incorporated herein by reference and to be a part hereof from their respective dates of filing.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than the exhibits to such documents). Requests or such copies should be directed to Marcos Bastos Rocha, Chief Financial Officer, Brazil Fast Food Corp., Praia do Flamengo, 200-22o. Andar, CEP 22210-030, Rio de Janeiro, Brazil; telephone number 55 21 556-0424.

                              SELLING STOCKHOLDER

    The following table sets forth certain information with respect to the Selling Stockholder. The Company will receive no proceeds from the sale of the Shares by the Selling Stockholder.



                                            BENEFICIAL
                                             OWNERSHIP                            OWNERSHIP OF         PERCENTAGE
                                        OWNERSHIP OF SHARES  NUMBER OF SHARES   SHARES OF COMMON        OF COMMON
           NAME OF SELLING              OF COMMON STOCK AT    OF COMMON STOCK    STOCK AFTER THE       STOCK AFTER
             STOCKHOLDER                AUGUST 31, 1997 (1)  OFFERED FOR SALE      OFFERING(1)       THE OFFERING(2)
--------------------------------------  -------------------  -----------------  -----------------  -------------------
AIG Latin America Equity
   Partners, Ltd......................        1,750,000           1,750,000            --                  --


    The Selling Stockholder, or its pledgees, donees, transferees or other successors, may sell the Common Stock in any of three ways: (i) through broker-dealers; (ii) through agents or (iii) directly to one or more purchasers. The distribution of the Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) in the over-the-counter market, or (B) in transactions otherwise than in the over-the-counter market. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholder may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or commissions from purchasers of the Common Stock for whom they may act as agent (which discounts, concessions or commissions will not exceed those customary in the types of transactions involved). The Selling Stockholder and any broker-dealers or agents that participate in the distribution of the Common Stock might be deemed to be underwriters, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

                                 LEGAL OPINION

    The legality of the Common Stock offered hereby will be passed upon for the Company by Cooperman Levitt Winikoff Lester & Newman, P.C., 800 Third Avenue, New York, New York 10022. Members of such Firm beneficially own shares of the Company's Common Stock, as well as certain of its Class A and Class B Redeemable Common Stock Purchase Warrants (aggregating less than 1% of any thereof).

                                    EXPERTS

    The financial statements of the Company and subsidiaries as of December 31, 1996 and for the year then ended incorporated by reference in this Prospectus from the 1996 10-K Report have been audited by Arthur Andersen
LLP, independent public accountants, as indicated in their report with respect thereto, which is incorporated herein by reference and have been so incorporated in reliance upon the authority of said firm as experts in giving said reports.

    The financial statements of Venbo as of December 31, 1995 and December 31, 1994 and for each of the years in the three year period ended December 31, 1995 included or incorporated by reference in this Prospectus have been audited by KPMG Peat Marwick, independent public accountants, as indicated in their report with respect thereto, are included or incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick covering the aforementioned financial statements contain an explanatory paragraph which cites Venbo's dependence on past and continuing financial support of its then sole shareholder.

                   PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

    The following table sets forth the estimated expenses in connection with the offering described in the Registration Statement:

     Registration Fee............................................... $  1,363.64
     Accounting Fees and Expenses...................................    3,000.00
     Legal Fees and Expenses........................................    5,000.00
     Printing and Reproduction ......................................     100.00
     Miscellaneous .................................................       36.36
                                                                      ----------
                              Total Expenses......................... $ 9,500.00
                                                                      ==========

Item 15.  Indemnification of Directors and Officers

    Article SEVENTH of the Certificate of Incorporation of Brazil Fast Food Corp. (the "Registrant") provides with respect to the indemnification of directors and officers that the Registrant shall indemnify to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such Section grants the Registrant power to indemnify. Article TENTH of the Certificate of Incorporation of the Registrant also provides that no director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2), acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law or (4) a transactions from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the ability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of Delaware General Corporation Law, as amended from time to time.

    Section 145 of Delaware Corporation Law provides, inter alia, that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative or in defense of any claim, issue, or matter therein (hereinafter, a "Proceeding"), by reason of the fact that he is or was a director, officer, employee or agent of a corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (collectively an "Agent" of the corporation), he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

    Section 145 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened Proceeding by reason of the fact that he is or was an Agent of the corporation, against expenses (including attorney's fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, that in an action by or in the right of the corporation, the corporation may not indemnify such person in respect of any claim, issue, or matter as to which he is adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such proceeding was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably entitled to indemnity.


Item 16.  Exhibits

     5       Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C.
    23(a)    Consent of Arthur Andersen LLP
    23(b)    Consent of KPMG Peat Marwick
    23(c)    Consent of Bendoraytes, Aizenman & Cia.
    23(d)    Consent of Cooperman Levitt Winikoff Lester & Newman, P.C.
             (included in  Exhibit 5 hereof)


Item 17.  Undertakings

          The undersigned Registrant hereby undertakes:

    (1) That for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (3) To remove from registration any means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the Registration Statement, shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to Item 15 of this Part II to the Registration Statement, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of Rio de Janeiro, Country of Brazil, on the 26th day of September, 1997.


                                       BRAZIL FAST FOOD CORP.

                                       By: /s/Peter van Voorst Vader
                                               Peter van Voorst Vader
                                               Chief Executive Officer


                                  POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter van Voorst Vader and Lawrence Burstein, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

    Signature                  Title                            Date


                               Chief Executive
                               Officer (Principal
                               Executive Officer)
/s/Peter van Voorst Vader      and Director                September 26, 1997
Peter van Voorst Vader

                               Chief Financial
                               Officer (Principal
                               Financial and
/s/Marcos Bastos Rocha         Accounting Officer)         September 26, 1997
Marcos Bastos Rocha


                               Chairman of
/s/Omar Carneiro da Cunha      the Board                   September 26, 1997
Omar Carneiro da Cunha


                               Director
Ian S. Barnett


/s/Lawrence Burstein           Director                    September 26, 1997
Lawrence Burstein


Jose Ricardo Bousquet          Director
     Bomeny